Exhibit 99.1

FOR IMMEDIATE RELEASE: February 28, 2005	PR05-04

CANYON RESOURCES APPOINTS JAMES HESKETH AS PRESIDENT

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), announced that it has appointed James Hesketh as President and Chief Operating Officer of the Company, effective March 1, 2005. Dr. Richard H. De Voto, who is retiring as President, will remain as Chairman and Chief Executive Officer.

     Mr. Hesketh has worked for 25 years in the mining industry in various capacities. He has engineered and managed open-pit and underground mines in the United States and in several other countries, played a key role in the mining finance business, and provided mining engineering consulting services to mining companies and banks. Specifically, Mr. Hesketh spent 10 years with Cyprus Amax Minerals Company working as Chief Engineer and Technical Superintendent at two large open-pit copper mines in Arizona and later as Director of Business Development. He was Vice President and Principal Mining Engineer for NM Rothschild & Sons (Denver) Inc. where he had responsibilities for risk assessment, due-diligence, and analysis for project and corporate debt facilities in the Americas. He had a similar capacity with RMB Resources Inc., a subsidiary of First Rand of South Africa, where the emphasis was the debt/equity mining finance business with the junior mining sector. Earlier in his career, he was a department manager for Pincock, Allen & Holt, Inc., an internationally recognized mining engineering consulting firm, and was employed by Dresser Industries Inc. in managing industrial mineral mines (open-pit and underground) and processing mills in Canada, Thailand, and Greece.

     Mr. Hesketh currently serves as non-executive Director of Atna Resources Limited as well as Apogee Minerals Limited, both Canadian junior gold and silver exploration companies. He is a graduate of the Colorado School of Mines, where he obtained an undergraduate degree in Mining Engineering and a Masters degree in Mineral Economics.

     “Jim Hesketh has been instrumental over the past four months in assisting Canyon Resources with its mine and corporate acquisition strategy and analysis. The purchase option of the Hycroft Mine in Nevada is largely the result of his assessment and recommendations. We are extremely impressed with Jim’s breath of experience, his quick assessment of opportunities and risks, his technical skills and problem-solving abilities, and his contacts within the industry. The Board of Directors of Canyon Resources and I are delighted to have Jim Hesketh take over the day-to-day leadership and operations of the Company,” said Richard H. De Voto, Chairman.

FOR FURTHER INFORMATION: SEE www.canyonresources.com or contact:
Richard H. De Voto, Chairman or James Hesketh, President
(303) 278-8464